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             SHAREHOLDER PROTECTION RIGHTS AGREEMENT


               SHAREHOLDER PROTECTION RIGHTS AGREEMENT (as amended and restated, the "Agreement"), dated as of December 4, 1989, between THE ST. PAUL COMPANIES, INC., a Minnesota corporation (the "Company"), and FIRST CHICAGO TRUST COMPANY OF NEW YORK, a New York corporation, as Rights Agent (the "Rights Agent", which term shall in-clude any successor Rights Agent hereunder), as amended as of March 9, 1990 and as amended and restated as of August 1, 1995.
               WHEREAS, the Company and the Rights Agent entered into the Shareholder Protection Rights Agreement, dated as of December 4, 1989, as amended March 9, 1990 (the "Original Rights Agreement"), and in connection therewith, the Board of Directors of the Company has authorized and declared a dividend of one right ("Right") in respect of each outstanding share of voting common stock, without par value (the "Common Stock"), of the Company held of record as of the close of business on December 19, 1989 (the "Record Date") and has authorized the issuance of one Right in respect of each share of Common Stock which shall become issued and outstanding thereafter and prior to the Separation Date (as herein-after defined) and, in certain circumstances, after the Separation Date;
               WHEREAS, each Right entitles the holder thereof to purchase one two-thousandth (1/2000) of a share (ad-justed hereby from 1/1000 of a share for the effect of the Company's two-for-one stock split on May 17, 1994) of Preferred Stock of the Company (or, in certain cases, other capital stock of the Company or of certain other entities) pursuant to the terms and subject to the condi-tions set forth herein; and
               WHEREAS, the Company and the Rights Agent wish to amend and restate the Original Rights Agreement in its entirety as follows:
               NOW, THEREFORE, in consideration of the premis-es and respective agreements set forth herein, the par-ties hereby agree as follows:

               Article I - Certain Definitions

     1.1 Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:
         a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any Person or entity organized, ap-pointed or established by the Company for or pursuant to the terms of any such plan.
         b) "Adverse Person" shall mean any Person declared to be an Adverse Person by the Board of Directors upon a determination that the criteria set forth in Section 3.1(a) (ii) apply to such Person.
         c) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as such Rule is in effect on the date of this Agreement.
         d) A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "Beneficially Own", any securities:
     (i) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agree-ment, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, ex-change rights, other rights, warrants or options, or

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     otherwise; provided, however, that a Person shall not be
     deemed the "Beneficial Owner" of, or to "Beneficially Own", (A) securities tendered pursuant to a tender or ex-change offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange, or (B) securities issuable upon exercise of Rights at any time prior to the occurrence of a Triggering Event, or (C) securities issuable upon exercise of Rights from and after the occurrence of a Triggering Event which Rights were ac-quired by such Person or any of such Person's Affiliates or Associates prior to the Separation Date or pursuant to
     Section 2.3(c) or Section 5.3; (ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934), in-cluding pursuant to any agreement, arrangement or under-standing, whether or not in writing; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "Beneficially Own", any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if such agreement,

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     arrangement or understanding:  (A) arises solely from a
     revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the rules under the Securities Exchange Act of 1934, and (B) is not also then reportable by such Person on Schedule 13D under the Securities Exchange Act of 1934 (or any comparable or successor report); or (iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person
     (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to clause (ii) of this paragraph (d)) or disposing of any voting securities of the Company; pro-vided, however, that nothing in this paragraph (d) shall cause a Person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "Beneficially Own", any securities acquired through such Person's participation in good faith in a firm-commitment underwriting until the expiration of 40 days after the date of such acquisition. For purposes of this Agree-ment, in determining the percentage of the outstanding

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     shares of Common Stock with respect to which a Person is
     the Beneficial Owner, all shares as to which such Person is deemed the Beneficial Owner shall be deemed outstand-ing.
        (e) "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are generally authorized or obligated by law or executive order to close.
        (f) The "close of business" on any given date shall mean 5:00 p.m., Minnesota time, on such date; provided, howev-er, that if such date is not a Business Day it shall mean
     5:00 p.m., Minnesota time, on the next succeeding Busi-ness Day.
        (g)    "Continuing Director" shall mean a director who either
     (i) has been a member of the Board of Directors of the Company since prior to the earlier of (A) the date a Person becomes an Acquiring Person and (B) the date of a change in a majority of directors resulting from a proxy or consent solicitation as set forth in clause (ii) of the first proviso to Section 5.1(a) or (ii) became a director of the Company subsequent to such date and whose election, or nomination for election by the Company's shareholders, was duly approved by the Continuing Direc-tors then on the Board, either by a specific vote or by

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     approval of the proxy materials of the Company on behalf
     of the Board of Directors in which such person is named as nominee for director; provided, however, that in no event shall a director be considered a "Continuing Direc-tor" if such director is an Acquiring Person or Adverse
     Person or an Affiliate or Associate thereof.
        (h) "Exchange Time" shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 3.1(c) hereof.
        (i) "Exercise Price" shall mean, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right. Until adjustment thereof in accordance with the terms hereof, the Exercise
     Price shall equal $92.50 (as adjusted from the original
     Exercise Price of $185.00 to reflect the Company's two-for-one stock split on May 17, 1994).
        (j) "Expiration Date" shall mean the earlier of (i) the Final Expiration Date, (ii) the Exchange Time and (iii) the Redemption Date.
        (k) "Final Expiration Date" shall mean December 19, 1999 or, if the Separation Date occurs subsequent to December 19,

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     1996 but prior to December 19, 1999, the third anniversa-
     ry of the Separation Date.
        (l) "Flip-in Date" shall mean the 10th day after any Stock Acquisition Date which is not the result of a Flip-over Transaction or Event.
        (m) "Flip-over Entity", for purposes of Section 3.2, shall mean, (i) in the case of a Flip-over Transaction or Event described in clause (i) or (ii) of the definition thereof, the Person issuing any securities into which shares of Common Stock are being converted or exchanged and, if no such securities are being issued, the other party to such Flip-over Transaction or Event and, (ii) in the case of a Flip-over Transaction or Event referred to in clause (iii) of the definition thereof, the Person receiving the greatest portion of the assets or earning power being transferred in such Flip-over Transaction or Event, provided in all cases that if such Person is a subsidiary of a corporation, the parent corporation shall be the Flip-over Entity.
        (n) "Flip-over Stock" shall mean the capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons

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     similarly responsible for direction of the business and
     affairs) of the Flip-over Entity.
        (o) "Flip-over Transaction or Event" shall mean a trans-action or series of transactions following a Stock Acquisition Date in which, directly or indirectly, (i) the Company shall consolidate with, or merge with and into, any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 3.1(e)) and the Company shall not be the continuing or surviving corporation of such consolidation or merger or (ii) any Person (other than a Subsidiary of the Company in a transaction which complies with Section 3.1(e)) shall engage in a share exchange with or shall consolidate with, or merge with or into, the Company and the Company shall be the continuing or surviving corporation of such share exchange, consolidation or merger and, in connection with such share exchange, consolidation or merger, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or (iii) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating

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     more than 50% of the assets or earning power of the
     Company and its Subsidiaries (taken as a whole) to any Person or Persons (other than the Company or any Subsid-iary of the Company in one or more transactions each of which complies with Section 3.1(e)).
        (p) "Market Price" per share of any securities on any date of determination shall mean the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading
     Days through and including the Trading Day immediately preceding such date; provided, however, that if an event of a type analogous to any of the events described in
     Section 2.4 hereof shall have caused the closing prices used to determine the Market Price on any Trading Days during such period of 20 Trading Days not to be fully comparable with the closing price on such date, each such closing price so used shall be appropriately adjusted in order to make it fully comparable with the closing price on such date. The closing price per share of any securi-ties on any date shall be the last reported sale price, regular way, or, in case no such sale takes place or is quoted on such date, the average of the closing bid and

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     asked prices, regular way, for each share of such securities, in either case as reported in the prinicipal consolidated transactions reporting system with respect to securities listed or admitted to trading on the New York
     Stock Exchange, Inc. or, if the securities are not listed or admitted to trading on the New York Stock Exchange, Inc., as reported in the principal consolidated transac-tion reporting system with respect to securities listed on the principal national securities exchange on which the securities are listed or admitted to trading or, if the securities are not listed or admitted to trading on any national securities exchange, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such date the securities are not listed or admitted to trading on any national securities exchange or quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securi-ties selected by the Board of Directors of the Company; provided, however, that if on any such date the securities are not listed or admitted to trading on a national securities exchange or traded in the over-the-counter market, the closing price per share of such securities on such date shall mean the fair value per share of such

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     securities on such date as determined in good faith by
     the Board of Directors of the Company, after consultation with a nationally recognized investment banking firm, and set forth in a certificate delivered to the Rights Agent.
        (q) "Person" shall mean any individual, firm, partnership, association, group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as such Rule is in effect on the date of this Agreement), corporation or other entity.
        (r) "Preferred Stock" shall mean the series of Preferred Stock, without par value, of the Company created by a Statement with respect to Preferred Stock in substan-tially the form set forth in Exhibit C hereto appropri-ately completed.
       (s) "Redemption Date" shall mean the date selected by the Board of Directors to redeem the Rights pursuant to
     Section 5.1 hereof.
       (t) "Redemption Price" shall mean $.005 per Right (as adjusted from the original Redemption Price of $.01 per Right to reflect the Company's two-for-one stock split on May 17, 1994), appropriately adjusted to reflect any further stock split, stock dividend or similar trans-action.

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       (u)   "Separation Date" shall mean the close of business on
     the earliest of (i) the Flip-in Date, (ii) the 10th
     Business Day (or such later date as the Board of Directors shall determine after the date of the commencement of, or first public announcement of the intent of any Person (other than the Company, any Subsidiary of the Company or any employee stock ownership or other employee benefit plan of the Company or any Subsidiary of the Company) to commence, a tender or exchange offer which, if consummated, would result in such Person acquiring
     Beneficial Ownership (when added to any shares as to which such Person is the Beneficial Owner immediately prior to such tender or exchange offer) of 15% or more of the outstanding shares of Common Stock and (iii) the 10th
     Business Day after the Board of Directors determines, pursuant to the criteria set forth in Section 3.1(a)(ii) hereof, that a Person is an Adverse Person; provided that if any of the foregoing results in the Separation Date being prior to the Record Date, the Separation Date shall be the Record Date.
        (v) "Stock Acquisition Date" shall mean the first date of public announcement (which, for purposes of this defini-tion, shall include, without limitation, a report filed pursuant to Section 13(d) under the Securities Exchange

     Act of 1934) by the Company or an Acquiring Person that an Acquiring Person has become such.
        (w) "Subsidiary" of any specified Person shall mean any corporation or other entity of which a majority of the voting power of the equity securities or a majority of the equity interest is Beneficially Owned, directly or indirectly, by such Person.
        (x) "Trading Day", when used with respect to any securities, shall mean a day on which the New York Stock Exchange, Inc. is open for the transaction of business or, if such securities are not listed or admitted to trading on the New York Stock Exchange, Inc., a day on which the princi-pal national securities exchange on which such securities are listed or admitted to trading is open for the trans-action of business or, if the securities are not listed or admitted to trading on any national securities ex-change, a Business Day.
        (y) "Triggering Event" shall mean any Section 3.1(a) Event (as such term is defined in Section 3.1(a)) or any Flip-over Transaction or Event.

               Article II - The Rights

          2.1 Summary of Rights. As soon as practicable after the Record Date, the Company will mail a copy of a letter to shareholders summarizing the terms of the Rights, in substantially the form of Exhibit A hereto, to each holder of record of Common Stock as of the close of business on such Record Date, at such holder's address as shown by the records of the Company.
          2.2 Legend on Common Stock Certificates. Common Stock cer-tificates issued after the date of this Agreement but prior to the close of business on the Separation Date shall evidence one Right for each share of Common Stock represented thereby and shall have impressed on, printed on, written on or otherwise affixed to them the following legend:
          Until the close of business on the Separation
               Date (as defined in the Rights Agreement re-ferred to below), this certificate also evi-dences and entitles the holder hereof to cer-tain Rights as set forth in a Rights Agreement, dated as of December 4, 1989 (as such may be amended from time to time, the "Rights Agree-ment"), between The St. Paul Companies, Inc.
               and First Chicago Trust Company of New York, as
               Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of The St. Paul Companies, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may be exchanged for shares of Common Stock or other securities or assets of the Company or a

               Subsidiary of the Company, may expire, may become void (if they are "Beneficially Owned" by an "Acquiring Person" or "Adverse Person" or an Affiliate or Associate thereof, as such terms are defined in the Rights Agreement, or by any transferee of any of the foregoing) or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The St. Paul Companies, Inc. will mail or ar-range for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge within five days after the re-ceipt of a written request therefor.

     Certificates representing shares of Common Stock that were issued and outstanding at the Record Date shall evidence one Right for each share of Common Stock evi-denced thereby despite the absence of the foregoing legend, and certificates representing shares of Common
     Stock issued after the Record Date but prior to the date hereof bearing the form of legend set forth in the Origi-nal Rights Agreement shall evidence one Right for each share of Common Stock on the terms set forth in this Agreement. To the extent provided in Section 5.3, Rights shall be issued with respect to shares of Common Stock which are issued or sold after the Separation Date.
         2.3 Separation and Exercise. (a) Subject to the terms hereof (including Sections 3.1, 5.1 and 5.16) and subject to adjustment as herein set forth, each Right will enti-tle the holder thereof, after the Separation Date and prior to the Expiration Date, to purchase, for the Exer-cise Price, one two-thousandth (1/2000) of a share of Preferred Stock.
         (b) Until the close of business on the Separation Date, (i) no Right may be exercised, and (ii) each Right will be evidenced by the certificate for the associated share of Common Stock (together, in the case of certificates issued prior to the Record Date, with the letter mailed to the record holder thereof pursuant to Section 2.1) and will be transferable only together with, and will be transferred by a transfer (whether with or without such letter) of, such associated share.
         (c) Subject to the terms hereof (including Sections 3.1, 5.1 and 5.16), after the close of business on the Separation
     Date and prior to the close of business on the Expiration
     Date, the Rights (i) may be exercised and (ii) may be transferred independently of shares of Common Stock.
     Promptly following the Separation Date, the Rights Agent will mail to each holder of record of Common Stock as of the close of business on the Separation Date (other than any Person whose Rights have become void pursuant to
     Section 3.1(b)), at such holder's address as shown by the records of the Company (the Company hereby agreeing to furnish copies of such records to the Rights Agent for

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     this purpose), (1) a certificate (a "Rights Certificate")
     in substantially the form of Exhibit B hereto appropri-ately completed, representing the number of Rights held by such holder at the close of business on the Separation
     Date and having such marks of identification or designa-tion and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any national securities exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage, and (2) a disclosure statement describing the Rights.
         (d) Subject to the terms hereof (including Sections 3.1, 5.1 and 5.16), Rights may be exercised on any Business Day after the close of business on the Separation Date and prior to the close of business on the Expiration Date by submitting to the Rights Agent the Rights Certificate evidencing such Rights with an Election to Exercise (an
     "Election to Exercise") substantially in the form at-tached to the Rights Certificate duly completed, accompa-nied by payment in cash, or by certified check, bank check or money order payable to the order of the Company, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or deliv-ery of certificates for shares or depositary receipts (or both) in a name other than that of the holder of the Rights being exercised.
         (e) Upon receipt of a Rights Certificate, with an Election to Exercise accompanied by payment as set forth in Sec-tion 2.3(d) above, and subject to the terms hereof, the Rights Agent will thereupon promptly (i) (A) requisition from a transfer agent stock certificates evidencing such number of shares of Preferred Stock, Common Stock or other securities to be purchased (the Company hereby irrevocably authorizing its transfer agents to comply with all such requisitions) and, (B) if the Company elects pursuant to Section 5.17 hereof not to issue certificates representing fractional shares, requisition from the depositary selected by the Company depositary receipts representing the fractional shares to be pur-chased or requisition from the Company the amount of cash to be paid in lieu of fractional shares in accordance with Section 5.17 hereof and, (ii) after receipt of such certificates, depositary receipts and/or cash, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered (in the case of certificates or depository receipts) in such name or names as may be designated by such holder.
     fIn case the holder of any Rights shall exercise less than all the Rights evidenced by such holder's Rights
     Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights
     Agent to such holder or to such holder's duly authorized assigns.
         (g) The Company covenants and agrees that it will (i) cause to be reserved and kept available until the Expiration
     Date out of its authorized and unissued or treasury shares of capital stock a number of shares of Preferred
     Stock that will be sufficient to permit the exercise in full of all outstanding Rights; (ii) take all such action as may be necessary to ensure that all shares of capital stock delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares
     (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered and fully paid and nonassessable; (iii) take all such action as may be necessary to comply with any applicable re-quirements of the Securities Act of 1933 or the Securi-ties Exchange Act of 1934, and the rules and regulations thereunder, and any other applicable law, rule or regula-tion, in connection with the issuance of any shares of capital stock upon exercise of the Rights; (iv) if and for so long as any shares of Preferred Stock are listed on any national securities exchange, use its best efforts to cause all shares of Preferred Stock issued upon exercise of Rights to be listed on such exchange upon issuance; and (v) pay when due and payable any and all federal al and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Rights Certificates or of any shares of capital stock issued upon the exercise of Rights; provided that the Company shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certifi-cates or the issuance or delivery of certificates for shares in a name other than that of the holder of the Rights being transferred or exercised.
         2.4 Exercise Price, Number of Rights. (a) In the event the Company shall at any time after the Record Date and prior to the close of business on the Separation Date (i) de-clare or pay a dividend on Common Stock payable in Common
     Stock, (ii) subdivide the outstanding Common Stock or
     (iii) combine the outstanding Common Stock into a smaller number of shares of Common Stock, then (A) (x) the Exer-cise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of shares of Common
     Stock (the "Expansion Factor") that a holder of one share of Common Stock immediately prior to such dividend, subdivision or combination would hold thereafter as a result thereof and (y) each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be distributed among the shares of Common
     Stock with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision or combi-nation, so that each such share of Common Stock will have exactly one Right associated with it and (B) the number of shares of Preferred Stock for which a Right is exercisable shall be adjusted by dividing the number of shares of Preferred Stock for which a right is exercisable immediately prior to such adjustment by the Expan-sion Factor. Each adjustment made pursuant to this para-graph shall be made as of the payment or effective date for the applicable dividend, subdivision or combination.
               In the event the Company shall at any time after the Record Date and prior to the close of business on the Separation Date issue any shares of Common Stock otherwise than in a transaction referred to in the pre-ceding paragraph, each such share of Common Stock so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certifi-cate representing such share. To the extent provided in
     Section 5.3, Rights shall be issued with respect to shares of Common Stock which are issued and sold after the Separation Date.
        (b) In the event the Company shall at any time after the Record Date and prior to the close of business on the Separation Date issue or distribute any securities or assets in respect of, in lieu of or in exchange for Common Stock (other than pursuant to a regular periodic cash dividend or a dividend paid solely in Common Stock) whether by dividend, in a reclassification or recapital-ization (including any such transaction involving a merger, consolidation or binding share exchange), or otherwise, the Company shall make such adjustments, if any, in the Exercise Price, number of Rights and/or securities or other property purchasable upon exercise of Rights as the Board of Directors of the Company, in its sole discretion, may deem to be appropriate under the circumstances in order to adequately protect the interests of the holders of Rights generally, and the Company and the Rights Agent shall amend this Agreement as necessary to provide for such adjustments.
        (c) Each adjustment to the Exercise Price made pursuant to this Section 2.4 shall be calculated to the nearest cent.
     Whenever an adjustment to the Exercise Price is made pursuant to this Section 2.4, the Company shall (i) promptly prepare a certificate setting forth such adjust-ment and a brief statement of the facts accounting for such adjustment, (ii) promptly file with the Rights Agent and with each transfer agent for the Common Stock a copy of such certificate and (iii) mail a brief summary there-of to each holder of Rights.
        (d) Irrespective of any adjustment or change in the secu-rities purchasable upon exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the securities so purchasable which were expressed in the initial Rights Certificates issued hereunder.
         2.5 Date on Which Exercise Is Effective. Each Person in whose name any certificate for shares of capital stock is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the shares represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Exercise Price for such Rights (and any applicable taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the stock transfer books of the Company are open.
        2.6 Execution, Authentication, Delivery and Dating of Rights Certificates. The Rights Certificates shall be executed on behalf of the Company by its Chairman of the Board, its President or one of its Vice Presidents, under its corporate seal reproduced thereon attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Rights Certificates may be manual or facsimile.
               Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Compa-ny, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersig-nature and delivery of such Rights Certificates.
               Promptly after the Separation Date, the Company will notify the Rights Agent of such Separation Date and will deliver Rights Certificates executed by the Company to the Rights Agent for countersignature, and subject to
     Section 3.1(b), the Rights Agent shall manually counter-sign and deliver such Rights Certificates to the holders of the Rights pursuant to Section 2.3(c) hereof. No
     Rights Certificate shall be valid for any purpose until manually countersigned by the Rights Agent.
        2.7   Registration, Registration of Transfer and Exchange.
     (a) After the Separation Date, the Company will cause to be kept a register (the "Rights Register") in which, subject to such reasonable regulations as it may pre-scribe, the Company will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed

     "Rights Registrar" for the purpose of maintaining the Rights Register for the Company and registering Rights and transfers of Rights after the Separation Date as herein provided. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times after the Separation Date.
               After the Separation Date and prior to the close of business on the Expiration Date, upon surrender for registration of transfer or exchange of any Rights
     Certificate, and subject to the provisions of Sections
     2.7(c) and (d) and 5.1, the Company will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Rights Certificates evidencing the same aggre-gate number of Rights as did the Rights Certificate so surrendered.
         (b) Except as otherwise provided in Sections 3.1(b) and 5.1, all Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obli-gations of the Company, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or ex-change.
        (c) Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accom-panied by a written instrument of transfer in form satis-factory to the Company or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder's attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.
        (d) The Company shall not be required to register the trans-fer of or exchange any Rights after such Rights have become void under Section 3.1(b), been exchanged under
     Section 3.1(c) or been redeemed or terminated under
     Section 5.1.
         2.8 Mutilated, Destroyed, Lost and Stolen Rights Certifi-cates. (a) If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the close of business on the Expiration Date, then, subject to Sec-tions 3.1(b) and 5.1, the Company shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surren-dered.
         (b) If there shall be delivered to the Company and the Rights Agent prior to the close of business on the Expi-ration Date (i) evidence to their satisfaction of the de-struction, loss or theft of any Rights Certificate and
     (ii) such security or indemnity as may be required by them to save each of them and any of their agents harm-less, then, subject to Sections 3.1(b) and 5.1 and in the absence of notice to the Company or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon its request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.
        (c) As a condition to the issuance of any new Rights Cer-tificate under this Section 2.8, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith.
        (d)   Every new Rights Certificate issued pursuant to this
     Section 2.8 in lieu of any destroyed, lost or stolen
     Rights Certificate shall evidence an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and, subject to Section
     3.1(b), shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.
        2.9 Persons Deemed Owners. Prior to due presentment of a Rights Certificate (or, prior to the close of business on the Separation Date, the associated Common Stock certifi-
     cate) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights
     Agent may deem and treat the person in whose name such Rights Certificate (or, prior to the close of business on the Separation Date, such Common Stock certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, including the payment of the Redemption Price, and nei-ther the Company nor the Rights Agent shall be affected by any notice to the contrary. As used in this Agree-ment, unless the context otherwise requires, the term
     "holder" of any Rights shall mean the registered holder of such Rights (or, prior to the close of business on the Separation Date, the associated shares of Common Stock).
         2.10 Delivery and Cancellation of Certificates. All Rights Certificates surrendered upon exercise or for redemption, registration of transfer or exchange shall, if surren-dered to any person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Company may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights
     Agent. No Rights Certificates shall be countersigned in lieu of or in exchange for any Rights Certificates can-celled as provided in this Section 2.10, except as ex-pressly permitted by this Agreement. The Rights Agent shall destroy all cancelled Rights Certificates and deliver a certificate of destruction to the Company.
         2.11 Agreement of Rights Holders. Every holder of Rights by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of Rights that:
        (a) prior to the close of business on the Separation Date, each Right will be transferable only together with, and will be transferred by a transfer of, the associated share of Common Stock;
        (b) after the Separation Date, the Rights Certificates will be transferable only on the Rights Register as provided herein;
        (c) prior to due presentment of a Rights Certificate (or, prior to the close of business on the Separation Date, the associated Common Stock certificate) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the person in whose name the Rights Certificate (or, prior to the close of business on the Separation Date, the asso-ciated Common Stock certificate) is registered as the absolute owner thereof and of the Rights evidenced there-by for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary;
        (d) Rights beneficially owned by certain Persons will, under the circumstances set forth in Section 3.1(b), become void; and

        (e) this Agreement may be supplemented or amended from time to time pursuant to Section 2.4(b) or 5.4 hereof.

               Article III - Certain Transactions

         3.1 Flip-in. (a) In the event that prior to the close of business on the Expiration Date (i) any Person shall become an Acquiring Person, unless the event causing such Person to become an Acquiring Person is a Flip-over
     Transaction or Event or is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not offi-cers of the Company and who are not representatives, nominees, Affiliates or Associates of an Acquiring Per-son, after receiving advice from one or more investment-banking firms, to be (A) at a price which is fair to shareholders (taking into account all factors which such members of the Board deem relevant, including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (B) otherwise in the best interests of the Company and its shareholders, or (ii) the Board of Directors of the Company shall de-clare any Person to be an Adverse Person upon a determi-nation that such Person, alone or together with its Affiliates and Associates, has, at any time after this Agreement has been filed with the Securities and Exchange Commission as an exhibit to a filing under the Securities Exchange Act of 1934, become the Beneficial Owner of a number of shares of Common Stock which the Board of Directors of the Company determines to be substantial
     (which number of shares shall in no event represent less than 10% of the outstanding shares of Common Stock) and a determination by the Board of Directors of the Company, after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate and consideration of such factors as are permitted by applicable law, that (a) such Beneficial
     Ownership by such Person is intended to cause the Company to repurchase the shares of Common Stock beneficially owned by such Person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such Person with short-term financial gain under circumstances where the Board of Directors determines that the best long-term interests of the Company would not be served by taking such action or entering into such transaction or series of transac-tions at that time or (b) such Beneficial Ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of the Company's ability to maintain its competitive position) on the business or prospects of the Company, on the Company's employees, customers, suppliers or creditors or on the communities in which the Company operates or is located, then, promptly following the occurrence of any event described in this Section 3.1(a)(i) or (ii) (a
     "Section 3.1(a) Event"), proper provision shall be made so that each holder of a Right (except as provided in Section 3.1(b)) shall thereafter have the right to re-ceive, upon exercise thereof at the then-current Exercise
     Price in accordance with the terms of this Agreement, in lieu of a number of one two-thousandths of a share of Preferred Stock (as from time to time adjusted), such number of shares of Common Stock of the Company as shall equal the result obtained by dividing (x) the then-cur-rent Exercise Price by (y) 50% of the Market Price per share of Common Stock on the date of the first occurrence of a Section 3.1(a) Event (such number of shares, the "Adjustment Shares"); provided that the Exercise Price and the number of Adjustment Shares shall be further adjusted, as appropriate, in order to protect the inter-ests of the holders of Rights generally in the event that on or after the date of such first occurrence an event analogous to any of the events described in Section
     2.4(a) or (b) shall have occurred.
         (b) Notwithstanding the foregoing, any Rights that are or were Beneficially Owned on or after the Stock Acquisition
     Date by an Acquiring Person or an Adverse Person or an Affiliate or Associate thereof or by any transferee, direct or indirect, of any of the foregoing shall become void, and any holder of such Rights (including trans-ferees) shall thereafter have no right to exercise or transfer such Rights under any provision of this Agree-ment. If any Rights Certificate is presented for assign-ment or exercise and the Person presenting the same will not complete the certification set forth at the end of the form of assignment or notice of election to exercise and provide such additional evidence of the identity of the Beneficial Owner and its Affiliates and Associates
     (or former Beneficial Owners and their Affiliates and Associates) as the Company shall reasonably request, then the Company shall be entitled conclusively to deem the Beneficial Owner thereof to be an Acquiring Person or an

     Adverse Person or an Affiliate or Associate thereof or a transferee of any of the foregoing and accordingly will deem the Rights evidenced thereby to be void and not transferable or exercisable.
        (c) The Board of Directors of the Company may, at its option, at any time after a Section 3.1(a) Event and prior to the time that an Acquiring Person or Adverse Person becomes the Beneficial Owner of more than 50% of the out-standing shares of Common Stock, elect to exchange all (but not less than all) of the then-outstanding Rights
     (which shall not include Rights that have become void pursuant to the provisions of Section 3.1(b)) for Common
     Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted in order to protect the interests of holders of Rights generally in the event that after the Separation Date an event of a type analo-gous to any of the events described in Section 2.4(a) or
     (b) shall have occurred with respect to the Common Stock
     (such exchange ratio, as adjusted from time to time, being hereinafter referred to as the "Exchange Ratio").
     The Board of Directors of the Company may not make an election pursuant to this Section 3.1(c) if the number of shares of Common Stock which is authorized by the Com-pany's restated articles of incorporation but not out-standing or reserved for issuance for purposes other than upon exercise of the Rights is not sufficient to permit the exchange of all Rights in accordance with this Section 3.1(c).
               Immediately upon the action of the Board of Directors of the Company electing to exchange the Rights, without any further action and without any notice, the right to exercise the Rights will terminate, and each Right (other than Rights that have become void pursuant to Section 3.1(b)) will thereafter represent only the right to receive a number of shares of Common Stock equal to the Exchange Ratio. Promptly after the action of the Board of Directors electing to exchange the Rights, the Company shall give notice thereof (specifying the steps to be taken to receive shares of Common Stock in exchange for Rights) to the Rights Agent and the holders of the Rights (other than Rights that have become void pursuant to Section 3.1(b)) outstanding immediately prior thereto by mailing such notice in accordance with Section 5.8.
               Each Person in whose name any certificate for shares is issued upon the exchange of Rights pursuant to this Section 3.1(c) shall for all purposes be deemed to have become the holder of record of the shares represent-ed thereby on, and such certificate shall be dated the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of any applicable taxes and other governmental charges payable by the holder was made; provided, however, that if the date of such surrender and payment is a date upon which the stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the stock transfer books of the Company are open.
         (d) In the event that the number of shares of Common Stock which is authorized by the Company's restated articles of incorporation but not outstanding or reserved for issu-ance for purposes other than upon exercise of the Rights is not sufficient to permit the exercise in full of the Rights in accordance with Section 3.1(a) (and the Company has not elected to exchange securities for Rights pursuant to
     Section 3.1(c)), the Company shall (A) determine the value of the Adjustment Shares issuable upon the exercise of a Right (the "Current Value") and, (B) with respect to each Right (subject to Section 3.1(b) hereof), make adequate provision to substitute for the Adjustment
     Shares, upon the exercise of such Right and payment of the applicable Exercise Price, (1) cash, (2) a reduction in the Exercise Price, (3) Common Stock or other equity securities of the Company (including, without limitation, shares, or units of shares, of preferred stock, such as the Preferred Stock, which the Board of Directors of the Company has deemed to have essentially the same value or economic rights as shares of Common Stock (such shares of preferred stock being referred to as "Common Stock Equiv-alents")), (4) debt securities of the Company, (5) other assets or (6) any combination of the foregoing, having an aggregate value equal to the Current Value (less the amount of any reduction in the Exercise Price), where such aggregate value has been determined by the Board of Directors of the Company based upon the advice of a nationally recognized investment banking firm selected by the Board of Directors of the Company; provided, however, that if the Company shall not have made adequate provi-sion to deliver value pursuant to clause (B) above within 30 days following the later of (x) the first occurrence of a Section 3.1(a) Event and (y) the date on which the Company's right of redemption pursuant to Section 5.1 expires (the later of (x) and (y) being referred to herein as the "Section 3.1(a) Trigger Date"), then the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Exercise Price, shares of Common Stock (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread.
     For purposes of the preceding sentence, the term "Spread" shall mean the excess of (i) the Current Value over (ii) the Exercise Price. If the Board of Directors of the Company shall determine in good faith that it is likely that sufficient additional shares of Common Stock could be authorized for issuance upon exercise in full of the Rights, the 30-day period set forth above may be extended to the extent necessary, but not more than 90 days after the Section 3.1(a) Trigger Date, in order that the Com-pany may seek shareholder approval for the authorization of such additional shares (such 30-day period, as it may be extended, is herein called the "Substitution Period").
     To the extent that the Company determines that some action needs to be taken pursuant to the first and/or third sentences of this Section 3.1(d), the Company (1) shall provide, subject to Section 3.1(b) hereof, that such action shall apply uniformly to all outstanding
     Rights and (2) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek such shareholder approval for such authori-zation of additional shares and/or to decide the appro-priate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. For purposes of this Section 3.1(d), the value of each Adjustment Share shall be the Market
     Price per share of the Common Stock on the Section 3.1(a)
     Trigger Date, and the per-share or per-unit value of any Common Stock Equivalent shall be deemed to equal the Mar-ket Price per share of the Common Stock on such date.
         (e) The Company covenants and agrees that, after the Separation Date, it will not, except as permitted by Section
     5.1 or Section 5.4, take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.
          3.2 Flip-over. (a) Prior to the close of business on the Expiration Date, the Company will not enter into any agreement with respect to, consummate, permit to occur or suffer to exist any Flip-over Transaction or Event unless the Company shall have taken such action as shall be necessary to ensure and provide, and shall have entered into a supplemental agreement with the Flip-over Entity, for the benefit of the holders of the Rights, providing, that upon consummation or occurrence of the Flip-over
     Transaction or Event, (i) each holder of a Right, except as provided in Section 3.1(b) hereof, shall thereafter have the right to receive, upon the exercise thereof at the then-current Exercise Price in accordance with the terms of this Agreement, such number of validly autho-rized and issued, fully paid, nonassessable and freely tradable shares of Flip-over Stock, not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by dividing (1) the then-current Exercise Price by (2)
     50% of the Market Price per share of the Flip-over Stock on the date of consummation of such Flip-over Transaction or Event (such right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that after such date of consumma-tion or occurrence an event of a type analogous to any of the events described in Section 2.4(a) or (b) shall have occurred with respect to the Flip-over Stock), (ii) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all the obliga-tions and duties of the Company pursuant to this Agree-ment; and (iii) the provisions of Section 3.1(a) shall be of no effect following the first occurrence of any Flip-over Transaction or Event. The provisions of this Sec-tion 3.2 shall apply to successive Flip-over Transactions or Events.
         (b) Prior to the close of business on the Expiration Date, unless the Rights will be redeemed pursuant to Section
     5.1 hereof in connection therewith, the Company shall not enter into any agreement with respect to, consummate or permit to occur any Flip-over Transaction or Event if at the time thereof there are any rights, warrants or secu-rities outstanding or any other arrangements, agreements or instruments which would eliminate or otherwise dimin-ish in any material respect the benefits intended to be afforded by this Rights Agreement to the holders of Rights (other than an Acquiring Person or Adverse Person or an Affiliate or Associate thereof) upon consummation of such transaction.
         (c) Notwithstanding anything in this Agreement to the con-trary, Section 3.2 shall not be applicable to a trans-action described in subparagraphs (i) and (ii) of the definition of Flip-over Transaction or Event if (i) such transaction is consummated with a Person or Persons (or a wholly owned subsidiary of any such Person or Persons) who acquired shares of Common Stock pursuant to a tender offer or exchange offer for all outstanding shares of Common Stock which complies with the provisions of Sec-tion 3.1(a)(i) relating to offers for all outstanding shares, (ii) the price per share of Common Stock offered in such transaction is not less than the price per share of Common Stock paid to all holders of shares of Common
     Stock whose shares were purchased pursuant to such tender offer or exchange offer and (iii) the form of consider-ation being offered to the remaining holders of shares of Common Stock pursuant to such transaction is the same as the form of consideration paid pursuant to such tender offer or exchange offer. Upon consummation of any such transaction contemplated by this Section 3.2(c), all Rights hereunder shall expire.

               Article IV - The Rights Agent

         4.1 General. (a) The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The
     Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability.
         (b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for securities purchasable upon exercise of Rights, Rights Certificate, certificate for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons.
         4.2 Merger or Consolidation or Change of Name of Rights Agent. (a) Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any corporation succeeding to the shareholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of
     Section 4.4 hereof.  In case at the time such successor
     Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any such successor Rights
     Agent may adopt the countersignature of the predecessor
     Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor

     Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.
         (b) In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so counter-signed; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights
     Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.
         4.3 Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

         (a) The Rights Agent may consult with legal counsel (which may be counsel for the Company), and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.
         (b) Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a person believed by the Rights
     Agent to be the Chairman of the Board, the President or any Vice President and by the Treasurer or any Assistant
     Treasurer or the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate will be full authorization to the Rights
     Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

         (c) The Rights Agent will be liable hereunder only for its own negligence, bad faith or willful misconduct.
         (d) The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for securities purchasable upon exercise of Rights or the Rights Cer-tificates (except its countersignature thereof) or be re-quired to verify the same, but all such statements and recitals are and will be deemed to have been made by the Company only.
         (e) The Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any certificate for securities purchasable upon exercise of Rights or Rights Certificate (except its countersignature thereof);
     nor will it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights; nor will it be responsible for any adjustment required under the provisions of Section 2.4, 3.1 or 3.2 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.4 describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities purchas-able upon exercise of any Rights or as to whether any securities purchasable upon exercise of Rights will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and nonassessable.
         (f) The Company agrees that it will perform, execute, ac-knowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.
         (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any person believed by the Rights Agent to be the Chairman of the Board, the Presi-dent or any Vice President or the Secretary or any Assis-tant Secretary or the Treasurer or any Assistant Treasur-er of the Company, and to apply to such persons for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such person.
         (h) The Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in Common Stock, Rights, or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights
     Agent from acting in any other capacity for the Company or for any other legal entity.
         (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.
         4.4 Change of Rights Agent. The Rights Agent may resign and be discharged from its duties under this Agreement upon 90 days' notice (or such lesser notice as is acceptable to the Company) in writing mailed to the Company and to each transfer agent of Common Stock by registered or certified mail, and to the holders of the Rights by first-class mail (at the expense of the Company). The
     Company may remove the Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Rights by first-class mail. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (which holder shall, with such notice, submit such holder's Rights Certificate for inspection by the Company), then the holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or any State, in good standing, having an office in the State of New York or the State of Minnesota, which is authorized under such laws to exercise the powers of the Rights Agent contemplated by this Agreement and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the holders of the Rights.

     Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

               Article V - Miscellaneous

          5.1 Redemption. (a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of
     (i) the close of business on the 10th day following the Stock Acquisition Date and (ii) the Expiration Date, redeem all but not less than all the then-outstanding
     Rights at the Redemption Price; provided, however, if the Board of Directors of the Company authorizes redemption of the Rights in either of the circumstances set forth in clauses (i) and (ii) below, then there must be Continuing
     Directors then in office and such authorization shall require the concurrence of a majority of such Continuing
     Directors: (i) such authorization occurs on or after the time a Person becomes an Acquiring Person, or (ii) such authorization occurs on or after the date of a change
     (resulting from a proxy or consent solicitation) in a majority of the directors in office at the commencement of such solicitation if any Person who is a participant in such solicitation has stated (or, if upon the com-mencement of such solicitation, a majority of the Board of Directors of the Company has determined in good faith) that such Person (or any of its Affiliates or Associates) intends to take, or may consider taking, any action which would result in such Person becoming an Acquiring Person or which would cause the occurrence of a Triggering Event unless, concurrent with such solicitation, such Person
     (or one or more of its Affiliates or Associates) is making a cash tender offer pursuant to a Schedule 14D-1
     (or any successor form) filed with the Securities and Exchange Commission for all outstanding shares of Common
     Stock not beneficially owned by such Person (or by its Affiliates or Associates). The Board of Directors may not redeem any Rights following a determination pursuant to Section 3.1(a)(ii) that any Person is an Adverse Per-son. Notwithstanding anything contained in this Agree-ment to the contrary, the Rights shall not be exercisable after the first occurrence of a Triggering Event until such time as the Company's right of redemption set forth in the first sentence of this Section 5.1(a) has expired.
     The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the Market

     Price of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors.
         (b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights, evi-dence of which shall have been filed with the Rights
     Agent, and without any further action and without any notice, the right to exercise the Rights will terminate, and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held. Promptly after the action of the Board of Directors ordering the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and the holders of the then-outstanding
     Rights by mailing such notice to all such holders at each holder's last address as it appears upon the registry books of the Rights Agent or, prior to the Separation
     Date, on the registry books of the Transfer Agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemp-tion will state the method by which the payment of the Redemption Price will be made.

         5.2 Expiration. The Rights and this Agreement shall expire on the close of business on the Expiration Date, and no Person shall have any rights pursuant to this Agreement or any Right after the close of business on the Expira-tion Date, except, if the Rights are exchanged or re-deemed, as provided in Section 3.1(c) or 5.1 hereof.
         5.3 Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the number or kind or class of shares of stock purchasable upon exercise of Rights made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of shares of Common Stock following the Separation Date and prior to the redemption or expiration of the Rights, the Company (a) shall, with respect to shares of Common Stock so issued or sold pursuant to the exercise of stock op-tions or under any employee plan or arrangement, granted or awarded as of the Separation Date, or upon the redemption, exercise, conversion or exchange of the Company's

     Series B Convertible Preferred Stock or any other securi-ties hereinafter issued by the Company, and (b) may, in any other case, if deemed necessary or appropriate by the Board of Directors of the Company, issue Rights Certifi-cates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.
         5.4 Supplements and Amendments. Prior to the Separation Date and subject to the penultimate sentence of this
     Section 5.4, the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provi-sion of this Agreement without the approval of any hold-ers of certificates representing shares of Common Stock.
     From and after the Separation Date and subject to the penultimate sentence of this Section 5.4, the Company may and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder (which lengthening or shortening, following the first occurrence of an event set forth in clauses (i) and (ii) of the first proviso to Section 5.1(a), shall be effective only if there are Continuing Directors and shall require the concurrence of a majority of such Continuing Directors) or (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the inter-ests of the holders of Rights Certificates (other than an Acquiring Person or Adverse Person or an Affiliate or
     Associate of an Acquiring Person or Adverse Person);
     provided, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights (other than any Acquiring Person or

     Adverse Person and their Affiliates and Associates). Notwithstanding anything in this Agreement to the con-trary, no provision which provides for action by Continu-ing Directors (including this sentence) may be amended without the concurrence of a majority of Continuing
     Directors after the first occurrence of an event set forth in clauses (i) and (ii) of the first proviso of
     Section 5.1(a).  Upon the delivery of a certificate from
     an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 5.4, the Rights Agent shall execute such supplement or amendment. Notwith-standing anything contained in this Agreement to the contrary (except Section 2.4(b)), no supplement or amend-ment shall be made which changes the Redemption Price, the Expiration Date or the Exercise Price. Prior to the Separation Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock.
         5.5 Rights of Action. Subject to the terms of this Agreeement (including Section 3.1(b)), rights of action in re-spect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights; and any holder of any

     Rights, without the consent of the Rights Agent or of the
     holder of any other Rights, may, on such holder's own
     behalf and for such holder's own benefit and the benefit
     of other holders of Rights, enforce, and may institute
     and maintain any suit, action or proceeding against the
     Company to enforce, or otherwise act in respect of, such
     holder's right to exercise such holder's Rights in the
     manner provided in such holder's Rights Certificate and
     in this Agreement.  Without limiting the foregoing or any
     remedies available to the holders of Rights, it is spe-
     cifically acknowledged that the holders of Rights would
     not have an adequate remedy at law for any breach of this
     Agreement and will be entitled to specific performance of
     the obligations under, and injunctive relief against
     actual or threatened violations of, the obligations of
     any Person subject to this Agreement.
         5.6 Holder of Rights Not Deemed a Shareholder. No holder, as such, of any Rights shall be entitled to vote, receive dividends or be deemed for any purpose the holder of
     shares or any other securities which may at any time be
     issuable on the exercise of such Rights, nor shall any-
     thing contained herein or in any Rights Certificate be
     construed to confer upon the holder of any Rights, as
     such, any of the rights of a shareholder of the Company
     or any right to vote for the election of directors or
     upon any matter submitted to shareholders at any meeting
     thereof, or to give or withhold consent to any corporate
     action, or to receive notice of meetings or other actions
     affecting shareholders (except as provided in Section 5.7
     hereof), or to receive dividends or subscription rights,
     or otherwise, until such Rights shall have been exercised
     or exchanged in accordance with the provisions hereof.
         5.7 Notice of Proposed Actions. In case the Company shall propose after the Separation Date and prior to the Expi-
     ration Date (i) to effect or permit occurrence of any
     Flip-over Transaction or Event, or (ii) to effect the
     liquidation, dissolution or winding up of the Company,
     then, in each such case, the Company shall give to each
     holder of a Right, in accordance with Section 5.8 hereof,
     a notice of such proposed action, which shall specify the
     date on which such Flip-over Transaction or Event, liqui-
     dation, dissolution, or winding up is to take place, and
     such notice shall be so given at least 20 Business Days
     prior to the date of the taking of such proposed action.
         5.8 Notices. Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Company shall be
     sufficiently given or made when delivered or when sent by
     first-class mail, postage prepaid, addressed (until
     another address is filed in writing with the Rights
     Agent) as follows:
               The St. Paul Companies, Inc.
               385 Washington Street
               St. Paul, Minnesota  55102
               Attention: Corporate Secretary
     Notices or demands authorized or required by this Agree-
     ment to be given or made by the Company or by the holder
     of any Rights to or on the Rights Agent shall be suffi-
     ciently given or made when delivered or when sent by
     first-class mail, postage prepaid, addressed (until
     another address is filed in writing with the Company) as
     follows:
               First Chicago Trust Company of New York
               30 West Broadway
               11th Floor
               New York, New York  10007
               Attention:  Tenders and Exchanges
                              Administration

     Notices or demands authorized or required by this Agree-ment to be given or made by the Company or the Rights
     Agent to or on the holder of any Rights shall be suffi-ciently given or made when delivered or when sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the registry books of the Rights Agent or, prior to the Separation Date, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice.
         5.9 Costs of Enforcement. The Company agrees that if the Company or any other Person the securities of which are purchasable upon exercise of Rights fails to fulfill any of its obligations pursuant to this Agreement, then the Company or such Person will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder in actions to enforce such holder's rights pursuant to any Rights or this Agreement.
        5.10 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
        5.11 Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.
        5.12 Descriptive Headings. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
        5.13 Governing Law. This Agreement and each Right issued hereunder shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, except for Article
     IV hereof, which shall be governed by the laws of the State of New York.
        5.14 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
        5.15 Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unen-forceable the remaining terms and provisions hereof or the application of such term or provision to circumstanc-es other than those as to which it is held invalid or unenforceable.
        5.16 Suspension of Exercisability. To the extent that the Company determines in good faith that some action need be taken pursuant to this Agreement to comply with federal or state securities laws, the Company may suspend the ex-ercisability of the Rights for a period of up to 90 days following the date of the occurrence of the Separation
     Date in order to take such action or comply with such laws. In the event of any such suspension, the Company shall issue as promptly as practicable a public announcement stating that the exercisability of the Rights has been temporarily suspended. Notice thereof pursuant to
     Section 5.8 shall not be required.
        5.17 Fractional Shares. If the Company elects not to issue certificates representing fractional shares upon exercise or redemption of Rights, the Company shall, in lieu thereof, in the sole discretion of the Board, either (a) evidence such fractional shares by depositary receipts issued pursuant to an appropriate agreement between the Company and a depositary selected by it, provided that such agreement shall provide that each holder of a depos-itary receipt shall have all of the rights, privileges and preferences to which he would be entitled as a bene-ficial owner of such fractional share, or (b) pay to the registered holder of such Rights the same fraction of the Market Price of one share of the stock issuable upon such exercise on the date of exercise.
        5.18 Determinations and Actions by the Board of Directors, etc. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determin-ing the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial
     Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regula-tions under the Securities Exchange Act of 1934. The
     Board of Directors of the Company (with, where specifi-cally provided for herein, the concurrence of the Contin-uing Directors) shall have the exclusive power and au-thority to administer this Agreement and to exercise all rights and powers specifically granted to the Board
     (with, where specifically provided for herein, the con-currence of the Continuing Directors) or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed neces-sary or advisable for the administration of this Agree-ment (including a determination to redeem or not redeem the Rights or to amend this Agreement). All such ac-tions, calculations, interpretations and determinations
     (including, for purposes of clause (y) below, all omis-sions with respect to the foregoing) which are done or made by the Board (with, where specifically provided for herein, the concurrence of the Continuing Directors) in good faith shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties and (y) not subject the Board or the Continuing Directors to any liability to the holders of the Rights.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

     Attest:                               THE ST. PAUL COMPANIES, INC.

     /s/ Bruce A. Backberg                  By /s/ Patrick A. Thiele
     --------------------------              --------------------------
                                              Name: Patrick A. Thiele
                                              Title: Executive Vice President
                                                      and Chief Financial
                                                      Officer


     Attest:                               FIRST CHICAGO TRUST COMPANY
                                             OF NEW YORK

                                           By /s/ Joanne Gorostiola
     --------------------------              ---------------------------
                                              Name: Joanne Gorostiola
                                              Title: Assistant Vice President

         SHAREHOLDER PROTECTION RIGHTS AGREEMENT

               dated as of December 4, 1989
              as amended as of March 9, 1990
            and as amended and restated as of
                      August 1, 1995

                         between

               THE ST. PAUL COMPANIES, INC.

                           and

         FIRST CHICAGO TRUST COMPANY OF NEW YORK,
                     as Rights Agent

         SHAREHOLDER PROTECTION RIGHTS AGREEMENT


                    Table of Contents
                                                     Page

                        Article I
                   CERTAIN DEFINITIONS

     Section 1.1    Certain Definitions. . . . . . . .  2

                        Article II
                        THE RIGHTS

     Section 2.1    Summary of Rights. . . . . . . . . 15
     Section 2.2    Legend on Common Stock
                      Certificates . . . . . . . . . . 15
     Section 2.3    Separation and Exercise. . . . . . 16
     Section 2.4    Exercise Price, Number of Rights . 21
     Section 2.5    Date on Which Exercise Is
                      Effective. . . . . . . . . . . . 24
     Section 2.6    Execution, Authentication,
                      Delivery and Dating of Rights
                      Certificates . . . . . . . . . . 25
     Section 2.7    Registration, Registration of
                      Transfer and Exchange. . . . . . 26
     Section 2.8    Mutilated, Destroyed, Lost and
                      Stolen Rights Certificates . . . 28
     Section 2.9    Persons Deemed Owners. . . . . . . 31
     Section 2.10   Delivery and Cancellation of
                      Certificates . . . . . . . . . . 31
     Section 2.11   Agreement of Rights Holders. . . . 31

                       Article III
                   CERTAIN TRANSACTIONS

     Section 3.1    Flip-in. . . . . . . . . . . . . . 33
     Section 3.2    Flip-over. . . . . . . . . . . . . 42

                        Article IV
                     THE RIGHTS AGENT

     Section 4.1    General. . . . . . . . . . . . . . 45
     Section 4.2    Merger or Consolidation or
                      Change of Name of Rights Agent . 47
     Section 4.3    Duties of Rights Agent . . . . . . 48
     Section 4.4    Change of Rights Agent . . . . . . 53

                        Article V
                      MISCELLANEOUS                  Page

     Section 5.1    Redemption . . . . . . . . . . . . 55
     Section 5.2    Expiration . . . . . . . . . . . . 58
     Section 5.3    Issuance of New Rights
                      Certificates . . . . . . . . . . 58
     Section 5.4    Supplements and Amendments . . . . 59
     Section 5.5    Rights of Action . . . . . . . . . 61
     Section 5.6    Holder of Rights Not Deemed
                      a Shareholder. . . . . . . . . . 62
     Section 5.7    Notice of Proposed Actions . . . . 63
     Section 5.8    Notices. . . . . . . . . . . . . . 63
     Section 5.9    Costs of Enforcement . . . . . . . 65
     Section 5.10   Successors . . . . . . . . . . . . 65
     Section 5.11   Benefits of This Agreement . . . . 65
     Section 5.12   Descriptive Headings . . . . . . . 66
     Section 5.13   Governing Law. . . . . . . . . . . 66
     Section 5.14   Counterparts . . . . . . . . . . . 66
     Section 5.15   Severability . . . . . . . . . . . 66
     Section 5.16   Suspension of Exercisability . . . 67
     Section 5.17   Fractional Shares. . . . . . . . . 67
     Section 5.18   Determinations and Actions by the
                      Board of Directors, etc. . . . . 68


                         EXHIBITS

     Exhibit A      Letter to Shareholders and
                      Summary of Terms (Not Amended)
     Exhibit B      Form of Rights Certificate
     Exhibit C      Form of Statement with Respect
                      to Preferred Stock (Not Amended)

                                                        EXHIBIT A

                          (Not Amended)


TO OUR SHAREHOLDERS:

On Dec. 4, your Board of Directors adopted a Shareholder Protection Rights Plan. This letter briefly describes the Rights Plan and your Board's reasons for adopting it. I have also enclosed additional, summary information.

The Rights Plan was adopted to enable your Board to protect your rights against unsolicited and unfair or coercive attempts to acquire control of your company. These might take the form of a partial or two-tier tender offer, an offer for your shares at less than a full and fair price, a "market sweep" or other takeover tactics which your Board believes are not in your best interests.

This plan was not designed or adopted to deal with any specific known efforts to gain control of your company. The plan will not interfere with any merger or other business combination approved by your Board as being in the best interest of shareholders and other stakeholders. The plan also does not weaken your company's financial strength, interfere with our business plans or dilute your investment. Also, the issuance of rights is not taxable to the company or to you.

No rights certificates will be issued since they presently trade with your common stock, and you need not take any action at this time with respect to this rights distribution.

Over 1,000 other corporations have adopted shareholder rights plans. Your Board of Directors believes you are entitled to similar protection.

A complete copy of the Rights Agreement may be obtained without charge by writing to your company at 385 Washington St., St. Paul, MN 55102, Attention:
Corporate Secretary.

Sincerely,



Robert J. Haugh
Chairman

                THE ST. PAUL COMPANIES, INC.

        SUMMARY OF SHAREHOLDER PROTECTION RIGHTS PLAN


     Distribution and
     Transfer of Rights;
     Right Certificates:            The Board has declared a dividend of one
                                    Right for each share of Common Stock
                                    outstanding.  Prior to the Separation
                                    Date referred to below, the Rights would be evidenced by and trade with the Com-mon Stock and will not be exercisable.
                                    After the Separation Date the Company
                                    will mail Rights Certificates to share-
                                    holders and the Rights would become
                                    transferable apart from the Common
                                    Stock.

     Separation Date:               Rights would separate from the Common
                                    Stock and become exercisable following
                                    the earlier of (i) the tenth day (or
                                    such earlier or later date, not beyond
                                    the thirtieth day, as the Board may de-
                                    cide) after any person becomes the bene-ficial owner (a broadly defined term) of 15% or more of the Common Stock (and thereby becomes an "Acquiring Person"), or (ii) the tenth day (or such later date as the Board may decide) after any person commences a tender or exchange offer that would result in such person becoming the beneficial owner of 15% or more of the Common Stock.

     Exercise of Rights:            After the Separation Date, each Right
                                    would entitle the holder to purchase,
                                    for the Exercise Price, one
                                    one-thousandth (1/1000) of a share of
                                    Preferred Stock designed so that each
                                    one one-thousandth of a share has eco-
                                    nomic and voting terms similar to those
                                    of one share of Common Stock (e.g., each full share of Preferred Stock would have 1000 votes).

    "Flip-over" Trigger:            After any person becomes an Acquiring
                                    Person, the Company may not (i) consoli-date or merge with the Acquiring Person,
                                    (ii) sell 50% or more of its assets or
                                    earning power to one or more persons in
                                    one or a series of transactions within a period of two years or (iii) engage in certain specified self-dealing transac-tions with the Acquiring Person, unless proper provision is made so that each Right would thereafter become a right to buy, at the Exercise Price, that number of shares of capital stock with the greatest voting power of the Acquiring
                                    Person having a market value of twice
                                    the Exercise Price.

     Redemption:                    The Rights may be redeemed by the Board
                                    at any time until ten days (or such ear-lier or later date, not beyond the 30th day, as may be fixed by the Board) after any person becomes the beneficial owner of 15% or more of the Common Stock, at a Redemption Price of $0.01 per Right;
                                    provided, however, that if following the expiration of this redemption period but prior to the occurrence of any Flip-over trigger such Acquiring Person's stake in the Company is reduced below 10%, the right of redemption is revived.

     Power to Amend:                The Board may amend the Plan in any re-
                                    spect without the consent of the holders of Rights until the Separation Date.
                                    Thereafter, the Board may amend the Plan in any respect not materially adverse to Rights holders generally, except that the Board may not reduce the Redemption
                                    Price, accelerate the Final Expiration
                                    Date or reduce the number of shares of
                                    Preferred Stock issuable upon exercise
                                    of a Right.

     Expiration:                    The Rights will expire ten years from
                                    the date of their issuance unless pre-
                                    viously redeemed.

                                                         EXHIBIT B
                 [Form of Rights Certificate]

  Certificate No. W-                                 Rights

      THE RIGHTS ARE SUBJECT TO REDEMPTION OR MANDATORY
     EXCHANGE, AT THE OPTION OF THE COMPANY, ON THE TERMS
   SET FORTH IN THE RIGHTS AGREEMENT.  RIGHTS BENEFICIALLY
       OWNED BY ACQUIRING PERSONS OR ADVERSE PERSONS OR
     AFFILIATES OR ASSOCIATES THEREOF (AS SUCH TERMS ARE
       DEFINED IN THE RIGHTS AGREEMENT) OR TRANSFEREES
            OF ANY OF THE FOREGOING WILL BE VOID.


                      Rights Certificate


                 THE ST. PAUL COMPANIES, INC.

          This certifies that                   , or regis-
  tered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the regis-tered holder thereof, subject to the terms, provisions and conditions of the Shareholder Protection Rights Agreement, dated as of December 4, 1989 (as such may be amended from time to time, the "Rights Agreement"), between The St. Paul Companies, Inc., a Minnesota corporation (the "Company"), and First Chicago Trust Company of New York, a New York corporation, as Rights Agent (the "Rights Agent", which term shall include any successor Rights Agent under the Rights Agreement), to purchase from the Company at any time after the Separation Date (as such term is defined in the Rights Agreement) and prior to the close of business on Decem-ber 19, 1999 (or, if the Separation Date occurs subsequent to December 19, 1996 but prior to December 19, 1999, the third anniversary of the Separation Date), at the principal office of the Rights Agent, one two-thousandth (1/2000) of a fully paid share (adjusted from 1/1000 of a share for the effect the Company's two-for-one stock split on May 17,
  1994) of Preferred Stock, without par value (the "Preferred Stock"), of the Company (subject to adjustment as provided in the Rights Agreement), at the Exercise Price referred to below, upon presentation and surrender of this Rights Cer-tificate with the Form of Election to Exercise duly executed at the principal office of the Rights Agent in New York.
  The Exercise Price shall initially be $92.50 per Right (as adjusted from the original Exercise Price of $185.00 to reflect the Company's two-for-one stock split on May 17,
  1994) and shall be subject to further adjustment in certain events as provided in the Rights Agreement.
          In certain circumstances described in the Rights Agreement, the Rights evidenced hereby may entitle the reg-istered holder thereof to purchase securities of an entity other than the Company or securities or assets of the Compa-ny other than Preferred Stock, all as provided in the Rights Agreement.
          This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorpo-rated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obliga-tions, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates. Copies of the Rights Agreement are on file at the principal office of the Company and are available without cost upon written request.
          This Rights Certificate, with or without other Rights Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the regis-tered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.
          Subject to the provisions of the Rights Agreement, each Right evidenced by this Certificate may be (a) redeemed by the Company under certain circumstances at its option at a redemption price of $.005 per Right (as adjusted from the original redemption price of $.01 to reflect the Company's two-for-one stock split on May 17, 1994) or (b) exchanged by the Company under certain circumstances, at its option, for one share of Common Stock per Right (or, in certain cases, other securities or assets of the Company), subject to further adjustment in certain events as provided in the Rights Agreement.
          No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of any securities which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be con-strued to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or with-hold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive divi-dends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exer-cised or exchanged as provided in the Rights Agreement.
          This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been counter-signed by the Rights Agent.

          WITNESS the facsimile signature of the proper officers of the Company and its corporate seal. Dated as of
                   , 19  .
  [SEAL]


  ATTEST:                                     THE ST. PAUL COMPANIES, INC.

                                              By
  --------------------------                    --------------------------
     Corporate Secretary                         Chairman and Chief
                                                 Executive Officer






  Countersigned:


  FIRST CHICAGO TRUST COMPANY
          OF NEW YORK


    By
      ---------------------------
       Authorized Officer

    Date:

             [Form of Reverse Side of Rights Certificate]

                      FORM OF ASSIGNMENT

       (To be executed by the registered holder if such holder desires to transfer the Rights Certificate.)

                            FOR VALUE RECEIVED                          hereby
  sells, assigns and transfers unto
                                                        (Please print name


                  and address of transferee)

  this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and
  appoint                             Attorney, to transfer the within
  Rights Certificate on the books of the within-named Company, with full power of substitution.
  Dated:                           , 19
    Signature Guaranteed:                     ------------------------
                                              Signature
                                              (Signature must correspond
                                              to name as written upon the
                                              face of this Rights Certifi-
                                              cate in every particular,
                                              without alteration or en-
                                              largement or any change
                                              whatsoever)

            Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

                  (To be completed if true)

  The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Benefi-cially Owned by an Acquiring Person or an Adverse Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement).


                                           Signature



                            NOTICE

              In the event the certification set forth above is not completed in connection with a purported assignment, the Company will deem the Beneficial Owner of the Rights evi-denced by the enclosed Rights Certificate to be an Acquiring Person or an Adverse Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

         [To be attached to each Rights Certificate]


                 FORM OF ELECTION TO EXERCISE

             (To be executed if holder desires to
              exercise the Rights Certificate.)

                The undersigned hereby irrevocably elects to
  exercise                             whole Rights represented
  by the attached Rights Certificate to purchase the shares of Preferred Stock issuable upon the exercise of such Rights and requests that certificates for such shares be issued in the name of:


                            Address:

                            Social Security or Other Taxpayer
                            Identification Number:

  If such number of Rights shall not be all the Rights evi-denced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:


                            Address

                            Social Security or Other Taxpayer
                            Identification Number:

  Dated:                             , 19


    Signature Guaranteed:                   ---------------------------
                                            Signature
                                            (Signature must correspond
                                            to name as written upon the
                                            face of this Rights Certifi-
                                            cate in every particular,
                                            without alteration or en-
                                            largement or any change
                                            whatsoever)

           Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

                  (To be completed if true)

            The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by the attached Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Ad-verse Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement).


                                                Signature



                            NOTICE

              In the event the certification set forth above is not completed in connection with a purported exercise, the Company will deem the Beneficial Owner of the Rights evi-denced by the attached Rights Certificate to be an Acquiring Person or an Adverse Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

                                                     Exhibit C
                        (Not Amended)


          STATEMENT OF THE ST. PAUL COMPANIES, INC.

                       WITH RESPECT TO

        SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

           Pursuant To Section 302A.401, Subd. 3(b) of Minnesota Statutes


          The undersigned officers of The St. Paul Compa-nies, Inc. (the "Corporation"), being duly authorized by the Board of Directors of the Corporation, do hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation on December 4, 1989 pursuant to Minnesota Statutes, Section 302A.401, Subd. 3(a):
          RESOLVED, that there is hereby established, out of the five million undesignated shares of the Corporation, none of which has previously been authorized for issuance by the Board of Directors, a series of Preferred Stock of the Corporation designated as stated below and having the rela-tive rights and preferences that are set forth below (the "Series"):
          Section 1. Designation and Amount. The Series shall be designated as "Series A Junior Participating Pre-ferred Stock" (the "Series A Preferred Stock"). The number of shares constituting the Series shall initially be fifty thousand, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors.
          Section 2.  Dividends and Distributions.
          (A) Subject to the rights of the holders of any series of undesignated shares hereinafter created ranking prior and superior to the Series A Preferred Stock, the holders of Series A Preferred Stock shall be entitled to re-ceive, when, as and if declared by the Board of Directors, dividends payable in cash or in kind (other than dividends payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) on the same day as each dividend is paid on the Corporation's voting common stock (respectively, a "Dividend Payment Date" and the "Common Stock"), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent), subject to adjustment as provided herein from time to time, equal to 1000 times the aggregate per share amount of all dividends payable in cash and 1000 times the aggregate per share amount of all dividends payable in kind (other than divi-dends payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) or other distributions declared on the Common Stock since the immediately preceding Dividend Payment Date, or, with respect to the first Dividend Payment Date, since the first issuance of a share or fraction of a share of Se-ries A Preferred Stock. In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of Series A Preferred Stock are thereafter entitled under the preceding sentence shall be adjusted by multiplying the amount immediately prior to such event by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above simultaneously with the declaration of any dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event regular dividends on the Common Stock are suspended, dividends on the Series A Preferred Stock shall likewise be suspended until dividends on the Common Stock are resumed.
          (C) The Board of Directors may fix a record date for the determination of holders of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be the same day as the record date fixed for the payment of the simultaneous dividend or distribution on the Common Stock that, pursuant to paragraph (A) above, requires the payment of the dividend or distribution on the Series A Preferred Stock.
          Section 3.  Voting Rights.  The holders of Series
  A Preferred Stock shall have the following voting rights:
          (A) Subject to the provision for adjustment here-inafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1000 votes on all mat-ters submitted to a vote of the shareholders of the Corpora-tion. In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Preferred Stock are thereafter entitled shall be adjusted by multiplying the number of votes per share immediately prior to such event by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          (B) Except as otherwise provided by law, the holders of Series A Preferred Stock and the holders of

  Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.
          Section 4. Reacquired Shares. Any shares or fractional shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatso-ever shall be retired and cancelled promptly after the ac-quisition thereof. All such shares shall upon their cancel-lation become authorized but unissued undesignated shares and may be reissued as part of a new series of shares to be created by the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
          Section 5.  Liquidation, Dissolution or Winding
  Up. On any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the hold-ers of Common Stock or other stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of Series A Preferred Stock shall have received, subject to the restrictions set forth in Article III of the Corporation's Restated Articles of Incorporation, an aggre-gate amount per share equal to 1000 times the aggregate amount to be distributed per share to holders of Common Stock or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dis-tributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock,
  (ii) subdivide the outstanding Common Stock, or (iii) com-bine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of Series A Preferred Stock are entitled under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying the amount in effect immediately after such event by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          Section 6.  Consolidation, Merger, etc.  In case
  the Corporation shall enter into any consolidation, merger, combination, exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the outstanding Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which, and in the same proportion as, each share of Common Stock is changed or exchanged. In the event the Cor-poration shall at any time (i) declare any dividend on Com-mon Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstand-ing Common Stock into a smaller number of shares, then in each such case the amount to which the holders of Series A Preferred Stock are thereafter entitled as set forth in the preceding sentence, shall be adjusted by multiplying the amount in effect immediately prior to such event by a frac-tion the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          Section 7. No Redemption. The Series A Preferred Stock shall not be redeemable.
          Section 8. Ranking. The Series A Preferred Stock shall rank junior to all other series of the Corporation's undesignated shares hereinafter created as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.
          Section 9. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's frac-tional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.
          IN WITNESS WHEREOF, we have signed this Statement
  this     day of                       , 19  .




                                                 President




                                                 Corporate Secretary